                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                               ---------------------------------
                                                         OMB APPROVAL
                                               ---------------------------------
                                               OMB Number:     3235-0145
                                               Expires:        December 31, 1997
                                               Estimated average burden
                                               hours per response.......14.90
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                                 SCHEDULE 13G


            INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                            (AMENDMENT NO. ______)*

                         Peerless Systems Corporation
            ------------------------------------------------------
                               (Name of Issuer)

                                 Common Stock
            ------------------------------------------------------
                        (Title of Class of Securities)

                                  705536 10 0
            -------------------------------------------------------
                                (CUSIP Number)



Check the following box if a fee is being paid with this statement [_]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 12 pages

-----------------------                                  ---------------------
  CUSIP NO. 705536 10 0                 13G                PAGE 2 OF 12 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Battery Ventures II, L.P.

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            1,612,726

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                              0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             1,612,726

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                             0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,612,726

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      15.1%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      PN

------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

                               Page 2 of 12 pages

-----------------------                                  ---------------------
  CUSIP NO. 705536 10 0                 13G                PAGE 3 OF 12 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

      ABF Partners II, L.P.

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            1,612,726 (1)

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                              0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             1,612,726 (1)

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                             0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,612,726 (1)

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      15.1%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      PN

------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

                               Page 3 of 12 pages

-----------------------                                  ---------------------
  CUSIP NO. 705536 10 0                 13G                PAGE 4 OF 12 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Robert G. Barrett

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                           1,612,726 (1)
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          1,612,726 (1)
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,612,726 (1)

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      15.1%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

                               Page 4 of 12 pages

-----------------------                                  ---------------------
  CUSIP NO. 705536 10 0                 13G                PAGE 5 OF 12 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

      Richard D. Frisbie

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                           1,612,726 (1)
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          1,612,726 (1)
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,612,726 (1)

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      15.1%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

                               Page 5 of 12 pages

-----------------------                                  ---------------------
  CUSIP NO. 705536 10 0                 13G                PAGE 6 OF 12 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

      Howard Anderson

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                           1,612,726 (1)
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          1,612,726 (1)
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,612,726 (1)

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      15.1%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

                               Page 6 of 12 pages

-----------------------                                  ---------------------
  CUSIP NO. 705536 10 0                 13G                PAGE 7 OF 12 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

      Thomas J. Crotty

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          1,612,726 (1)
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          1,612,726 (1)
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,612,726 (1)

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      15.1%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

                               Page 7 of 12 pages

-----------------------                                  ---------------------
  CUSIP NO. 705536 10 0                 13G                PAGE 8 OF 12 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

      Oliver D. Curme

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            1,612,726 (1)

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                              0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             1,612,726 (1)

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                             0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,612,726 (1)

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      15.1%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

                               Page 8 of 12 pages

ITEM 1.

   (a)    Name of Issuer:  PEERLESS SYSTEMS CORPORATION

   (b) Address of Issuer's Principal Executive Offices: 2381 ROSECRANS AVENUE, EL SEGUNDO, CA 92045

ITEM 2.

   (a)    Name of Person Filing:  BATTERY VENTURES II, L.P.
                                  ABF PARTNERS II, L.P.
                                  ROBERT G. BARRETT
                                  RICHARD D. FRISBIE
                                  HOWARD ANDERSON
                                  THOMAS J. CROTTY
                                  OLIVER D. CURME

   (b)    Address of Principal Business Office or, if None, Residence:

          20 WILLIAM STREET, SUITE 200, WELLESLEY, MA 02181

   (c)    Citizenship:

               ENTITIES:      BATTERY VENTURES II, L.P. - DELAWARE
                              ABF PARTNERS II, L.P. - DELAWARE

               INDIVIDUALS:   ROBERT G. BARRETT - UNITED STATES
                              RICHARD D. FRISBIE - UNITED STATES
                              HOWARD ANDERSON - UNITED STATES
                              THOMAS J. CROTTY - UNITED STATES
                              OLIVER D. CURME - UNITED STATES

   (d)    Title of Class of Securities:  COMMON STOCK

   (e)    CUSIP Number:  705536 10 0

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b),OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

   (a)    [_]   Broker of dealer registered under Section 15 of the Act,

   (b)    [_]   Bank as defined in Section 3(a)(6) of the Act,

   (c)    [_]   Insurance Company as defined in Section 3(a)(19) of the Act,

   (d)    [_]   Investment Company registered under Section 8 of the Investment
                Company Act,

   (e)    [_]   Investment Adviser registered under Section 203 of the
                Investment Advisers Act of 1940,

   (f)    [_]   Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of
                1974 or Endowment Fund; see 13d-1(b)(1)(ii)(F),

   (g)    [_]   Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G);
                see Item 7,

   (h)    [_]   Group, in accordance with Rule 13d-1(b)(1)(ii)(H).


                               Page 9 of 12 pages

ITEM 4.   OWNERSHIP

   If the percent of the class owned, as of December 31 of the year covered by the statement, or as of the last day of any month described in Rule 13d-1(b)(2), if applicable, exceeds five percent, provide the following information as of that date and identify those shares which there is a right to acquire.

   ENTITIES:        BATTERY VENTURES II, L.P.
                    ABF PARTNERS II, L.P.

   (a)    Amount Beneficially Owned:  1,612,726 (1)

   (b)    Percent of Class:  15.1%

   (c)    Number of shares as to which such person has:

          (i)   sole power to vote or to direct the vote:  1,612,726 (1)
          (ii)  shared power to vote or to direct the vote:  0
          (iii) sole power to dispose or to direct the disposition of:
                1,612,726 (1)
          (iv)  shared power to dispose or to direct the disposition of:  0

   INDIVIDUALS:  ROBERT G. BARRETT
                 RICHARD D. FRISBIE
                 HOWARD ANDERSON
                 THOMAS J. CROTTY
                 OLIVER D. CURME

   (a) Amount Beneficially Owned:  1,612,726 (1)

   (b)    Percent of Class:  15.1%

   (c)    Number of shares as to which such person has:

          (v)    sole power to vote or to direct the vote:  0
          (vi)   shared power to vote or to direct the vote:  1,612,726 (1)
          (vii)  sole power to dispose or to direct the disposition of:  0
          (viii) shared power to dispose or to direct the disposition of:
                  1,612,726 (1)

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

   If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [_].


ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

   Not applicable.


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

   Not applicable.

                              Page 10 of 12 pages

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

   Not applicable.


ITEM 9.   NOTICE OF DISSOLUTION OF GROUP

   Not applicable.

ITEM 10.  CERTIFICATION

   By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

(1) ABF Partners II, L.P., Robert G. Barrett, Richard D. Frisbie, Howard Anderson, Thomas J. Crotty and Oliver D. Curmer disclaim beneficial ownership over the shares held by Battery Ventures II, L.P.

EXHIBITS

A: Joint Filing Statement

                                   SIGNATURE

   After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                         February   13, 1997
                                         ---------------------
                                         Date


                                         /s/ ROBERT G. BARRETT
                                         ---------------------
                                         Robert G. Barrett, Managing Partner

                              Page 11 of 12 pages

                                   EXHIBIT A

                            JOINT FILING STATEMENT

   Pursuant to Rule 13d-1(f)(1), we, the undersigned, hereby express our agreement that the attached Schedule 13G is filed on behalf of each of us.

Date:  February 13, 1997


                              ABF PARTNERS II, L.P.

                                    /s/ ROBERT G. BARRETT
                              By  --------------------------------
                                    Robert G. Barrett, Managing Partner




                              /s/ ROBERT G. BARRETT
                             --------------------------------------
                              Robert G. Barrett, Managing Partner


                              /s/ RICHARD D. FRISBIE
                             --------------------------------------
                              Richard D. Frisbie, Managing Partner


                              /s/ HOWARD ANDERSON
                             --------------------------------------
                              Howard Anderson, General Partner


                              /s/ THOMAS J. CROTTY
                             --------------------------------------
                              Thomas J. Crotty, General Partner


                              /s/ OLIVER D. CURME
                             --------------------------------------
                              Oliver D. Curme, General Partner

                              Page 12 of 12 pages